Exhibit (p.2)

Code of Ethics

April 2020

Code of Ethics

CONTENTS

INTRODUCTION		3

1.	Scope	3

2.	Purpose	3

3.	Consequences for failure to comply with this Code of Ethics	3

4.	Acknowledgement of this Code of Ethics	3

5.	Queries	4

HONESTY AND INTEGRITY		5

1.	General principles	5

2.	Fiduciary obligations	5

3.	Safe working environment	5

LEGAL COMPLIANCE		6

1.	Compliance with laws, regulations, policies and procedures	6

2.	Key Magellan Policies	6

3.	Encouraging the reporting of unlawful and unethical behaviour	6

CONFLICTS OF INTEREST		8

1.	Conflicts of interest	8

2.	Gifts and entertainment	8

3.	Corporate opportunities	8

4.	Register of interests	9

CONFIDENTIALITY		10

1.	Keeping information confidential	10

ADMINISTRATION of THE CODE of ETHICS		11

1.	Record keeping	11

2.	Annual review	11

3.	Annual report to the Board	11

ANNEXURE A: Register of Interests		12

Code of Ethics

INTRODUCTION

1.	Scope

In this Code of Ethics (“Code”) a reference to “Magellan” collectively means Magellan Financial Group Limited (“MFG”), and Magellan Asset Management Limited (“MAM”).

The Code applies to:

•	all Magellan staff;

•	executive and non-executive directors;

•	contractors employed by Magellan as determined by the Chief Compliance Officer (“CCO”); and

•	all other persons who are subject to the supervision and control of Magellan as determined by the CCO.

(collectively referred to as “Applicable Persons” under this Code).

2.	Purpose

The Board of Directors of MFG and MAM have approved this Code to:

•	communicate the standards of behaviour that Magellan expects of Applicable Persons;

•	inform Applicable Persons of their responsibilities to Magellan and its clients;

•	guide Applicable Persons through the practices thought necessary to maintain confidence in Magellan’s integrity; and

•	set out the responsibilities and accountabilities of Applicable Persons to report and investigate reports of unethical practices.

3.	Consequences for failure to comply with this Code of Ethics

Every Applicable Person is required to comply with this Code under their contract of employment / letter of appointment.

Any suspected violations of the Code of Ethics should be reported to the CCO or Chief Executive Officer promptly (provided the CCO also receives a report of any violation).

Applicable Persons can be subject to disciplinary actions including warnings, sanctions (in relation to personal trading violations) and termination of employment if he or she violates this Code. Violations may also result in referral to criminal authorities where appropriate or required under regulations.

4.	Acknowledgement of this Code of Ethics

Upon commencement of employment, Applicable Persons will be provided with a copy of this Code, and must certify that they have received a copy of the Code, have read and understood all provisions and agree to comply with its terms.

Induction training will be provided by a member of the Risk and Compliance team. Ongoing training will be provided periodically with all Applicable Persons required to attend a training session or read any applicable materials.

Applicable Persons are required to make an annual certification of compliance with this Code together with an acknowledgement that they have received, read and understood any amendments to the Code during the last 12 months. This process is coordinated by Risk and Compliance.

Code of Ethics

5.	Queries

Applicable Persons are encouraged to raise any queries regarding this Code with a member of the Risk and Compliance team: (not disclosed).

Code of Ethics

HONESTY AND INTEGRITY

1.	General principles

Magellan aims to conduct its business in a professional and honest manner in compliance with applicable laws, regulations and licence requirements of the jurisdictions in which Magellan operates.

Applicable Persons are required to:

•	act with honesty, fairness and integrity and observe the rule and spirit of the legal and regulatory environments in which Magellan operates;

•	avoid actual and perceived conflicts of interest, placing the interests of clients first at all times;

•	maintain the confidentiality of non-public information about Magellan and its clients (including Magellan’s intellectual property);

•	protect and make proper use of Magellan’s assets;

•	abide by personal trading obligations;

•	use reasonable care and diligence when exercising judgement;

•	not take inappropriate advantage of their position and/or information gained through their association with Magellan to gain an improper advantage or cause detriment to clients;

•	at all times, deal fairly with clients; and

•	maintain independence in the investment decision making process.

Magellan has a series of policies to assist Applicable Persons to comply with the relevant requirements and Applicable Persons will be given compliance induction training to assist them in their compliance obligations under this and other relevant policies. Policies are designed to protect both Magellan and its Applicable Persons from reputational damage and from engaging in unethical or unlawful behaviours which can carry financial and/or criminal penalties both at the individual and corporate level.

2.	Fiduciary obligations

Magellan, as an SEC registered investment adviser in the US, is a fiduciary to its advisory clients and has the following specific obligations:

•	to act in the best interests of clients and to provide investment advice in clients’ best interests;

•	a duty of undivided loyalty and utmost good faith;

•	not to engage in any activity in conflict with the interest of any client;

•	to take steps reasonably necessary to fulfil its obligations;

•	to employ reasonable care to avoid misleading clients;

•	to provide full and fair disclosure of all material facts to clients and prospective clients (generally, facts are “material” if a reasonable investor would consider them to be important);

•	to eliminate (or at least disclose) all conflicts of interest that might incline Magellan to (consciously or unconsciously) render advice that is conflicted; and

•	not to use clients’ assets for its own benefit or the benefit of other clients (without client consent).

3.	Safe working environment

To reinforce a culture of honesty and integrity, Magellan aims to provide a professional and safe working environment. To achieve this, Magellan:

•	does not permit its Applicable Persons to work while under the influence of alcohol or illegal drugs; and

•	encourages its Applicable Persons to report any matters which may cause concern or injury to colleagues or visitors to the workplace.

Code of Ethics

LEGAL COMPLIANCE

1.	Compliance with laws, regulations, policies and procedures

Every Applicable Person must be committed to and take responsibility for ensuring Magellan conducts its business legally and ethically. Each Applicable Person must comply with:

•	the letter and spirit of all laws (and regulations), and contractual obligations that apply to Magellan in the conduct of its business; and

•	Magellan’s policies and procedures if applicable to you (as determined by the CCO), not only those referenced in this Code.

2.	Key Magellan Policies

Personal Trading Policy

The Personal Trading Policy should be read in conjunction with this Code. As determined by the CCO and generally, all Applicable Persons at Magellan are deemed “access persons” and as such all Applicable Persons are required to comply with Magellan’s Personal Trading Policy which includes obtaining pre-clearance for all personal trades (with some limited exemptions).

Refer to: (not disclosed).

Insider Trading Policy (including other types of market misconduct)

An Applicable Person’s work may result in them obtaining material, non-public information about a Magellan entity, a company which we analyse and/or invest in and its securities. Applicable Persons are prohibited from trading either personally or for Magellan and its clients while in possession of material, non-public information. Applicable Persons are also prohibited from communicating material, non-public information to others.

Refer to: (not disclosed).

Promotional and Marketing Materials Policy and Procedures

Any oral or written statement provided by an Applicable Person to clients or prospective clients must be professional, accurate, balanced and not misleading in any way.

Refer further to Magellan’s policy saved at: (not disclosed).

Whistleblowing Policy

Magellan’s aim is to encourage staff to report any issues in good faith (i.e. disclosure must be honest and genuine, and motivated by wanting to disclose misconduct) and in an environment free from victimisation.

Refer further to Magellan’s Whistleblowing Policy saved at: (not disclosed).

Other key policies

There are a number of other policies and procedures relating to an Applicable Person’s conduct and the carrying out of duties which should be read in conjunction with this Code. All policies are located on Magellan’s shared network (not disclosed). and include:

•	Trading Procedures;

•	Privacy Policy;

•	Gifts, Benefits, Entertainment and Anti-Bribery Policy;

•	IT Network, Internet & Email Usage Policy;

•	US Political Contributions (US employees only); and

•	Conflicts of Interest Policy.

Code of Ethics

3.	Encouraging the reporting of unlawful and unethical behaviour

Magellan is committed to promoting and maintaining a culture of compliance with the standards, requirements and expectations set out in this Code. Magellan expects that:

•	suspected or actual violations of a law (or regulation), Magellan’s policies and procedures, contractual obligations (e.g. investment mandate) or the Magellan Funds’ Compliance Plans are detected and reported; and

•	appropriate action is taken in response to any such violations.

Accordingly, Magellan expects each Applicable Person to report, promptly and in good faith, any violation by another Applicable Person of the standards, requirements or expectations set out in this Code (or of any other unethical, unlawful, fraudulent or corrupt behaviour) of which he or she becomes aware or has reasonable grounds to suspect.

As a general rule, Applicable Persons are encouraged to report any such violations to the CCO or the Chief Executive Officer (provided the Chief Compliance Officer also receives a report of any violation).

Code of Ethics

CONFLICTS OF INTEREST

1.	Conflicts of interest

As a fiduciary, Magellan has a duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise.

Accordingly, Magellan has adopted a Conflicts of Interest Policy to identify, manage and disclose actual or perceived conflicts of interest.

Each Applicable Person needs to be sensitive to, and mindful of, the potential for conflicts to arise (directly or indirectly) between:

•	the interests of Magellan (or the duties owed to Magellan by that an Applicable Person) and its clients; and

•	any personal (or external business) interests of an Applicable Person (or the duties owed to an external company or entity).

Where an Applicable Person has an actual or potential conflict of interest, Magellan requires the Applicable Person to:

•	disclose the conflict to the CCO;

•	comply with all applicable obligations in accordance with the Conflicts of Interest Policy; and

•	take adequate and appropriate steps to ensure the interests of Magellan and its clients take priority.

Applicable Persons must be careful to avoid placing themselves in a position where there would be an actual or potential conflict of interest, or a reasonable perception of an actual or potential conflict of interest, between the interests of Magellan (or their duties to Magellan) and its clients and any personal or external business interests (or duties).

Conflicts among client interests

Conflicts may arise where Magellan or Applicable Persons have reason to favour one client over another. Applicable Persons are prohibited from inappropriate favouritism of one client over another that would constitute a breach of fiduciary duty.

Competing with client trades

Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions (e.g. by buying or selling such securities).

If an Applicable Person has any doubt as to whether a conflict arises, they must disclose the conflict to the CCO and follow her instructions about how to resolve the conflict.

2.	Gifts and entertainment

In order to address potential conflicts of interest, Applicable Persons should not accept inappropriate gifts, favours or entertainment that could influence their decision making.

Further details are set out in Magellan’s Gifts, Benefits, Entertainment and Anti-Bribery Policy at: (not disclosed).

3.	Corporate opportunities

Applicable Persons must not improperly use:

•	their position with Magellan; or

•	property or information of Magellan obtained as a result of their position to gain an advantage for themselves (or a gain for another) or to compete with or harm Magellan and its clients (this is an offence under the Corporations Act 2001).

Applicable Persons must not use the name of Magellan (or any other business name or trademark used by Magellan) for the purposes of any personal or external business transaction (such as a business transaction that does not occur as part of Magellan’s ordinary business and relates to their separate business affairs).

Applicable Persons must keep any personal or external business dealings separate from the business dealings of Magellan. Applicable Persons involved in Magellan’s investment process must refrain from personal business activity that could conflict with the proper execution and management of the investment strategy or client account over which Magellan has discretionary investment authority or that could impair their ability to make impartial decisions with respect to such investment strategy or client account.

Code of Ethics

4.	Register of interests

Applicable Persons are discouraged from engaging in outside business interests that may interfere with their duties at Magellan.

Applicable Persons must disclose all external corporate and business interests (e.g. directorships of public and private companies) on a Register of Interests (as per Annexure A). Details must be provided to Risk and Compliance within ten business days of beginning employment at Magellan.

Risk and Compliance assess the Register for potential conflicts with referral made where necessary to the Chief Executive Officer or Chairman of the MFG Audit and Risk Committee. Depending on the outcome, Magellan may ask the Applicable Person to discontinue certain external activities due to the conflicts of interests posed.

Applicable Persons must notify Risk and Compliance of any changes to their Register of Interests.

Applicable Persons will be required to review their Register of Interests on a periodic basis to confirm if there have been any changes.

Code of Ethics

CONFIDENTIALITY

1.	Keeping information confidential

During the course of an Applicable Person’s work, an Applicable Person may learn or create confidential information including information about Magellan, its clients and Applicable Persons. Confidential information includes:

•	technical information relating to Magellan’s business;

•	all information concerning Magellan, its methods of operation and other activities;

•	competitive and financial information concerning Magellan which is not in the public domain; and

•	information (e.g. financial circumstances, security holdings and transactions) about Magellan’s clients (including former clients).

Applicable Persons are required to:

•	maintain the confidentiality of all non-public information acquired in the course of performing their duties to Magellan; and

•	not make improper use of, or improperly disclose, such confidential information to third parties, except as otherwise approved by the Board of directors of Magellan or required by law or the listing rules of an applicable stock exchange.

These obligations of confidentiality continue after an Applicable Person leaves office or employment at Magellan.

Magellan has adopted Privacy Policies which specify how certain types of information is collected, used and stored.

Code of Ethics

ADMINISTRATION of THE CODE of ETHICS

1.	Record keeping

Magellan maintains the following records in relation to the Code of Ethics:

•	a copy of each Code that has been in effect during the past five years;

•	violations of the Code and any actions taken within the past five years;

•	written acknowledgments of the receipt of the Code by each Applicable (maintained for five years after an individual ceases to be an Applicable Person); and

•	a copy of reports made to the MAM Board regarding the Code.

2.	Annual review

This Code will be reviewed by the CCO at least annually, or sooner in the event of a material change to business activities or in the event of regulatory change.

Material amendments to the Code are approved by the MAM and MFG Boards of Directors.

3.	Annual report to the Board

The CCO will provide (at least annually) a written report to the MAM Board of Directors that describes any issues arising under the Code including, but not limited to, information about material violations of the Code, and procedures and sanctions imposed in response to any material violations.

Code of Ethics

ANNEXURE A: Register of Interests

Register of Interests Form

Applicable Person Name:

Role Held	Entity Name	Entity Type	Description of your Role performed	Description of the Entity’s business and operational activities
e.g. Director, Officer, Member, Associate, Other		e.g. Company, Industry Body, Charitable Organisation

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